                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           VISIGENIC SOFTWARE, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  92829T 10 2
                   -----------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-----------------------                                  ---------------------
CUSIP NO. 92829T 10 2                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Prasad Mokkapati

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            769,235

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             769,235

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      769,235

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages
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                                                               Page 3 of 5 Pages

Item 1(a)      Name of Issuer:
---------

                   Visigenic Software, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
---------

                   951 Mariner's Island Blvd., Ste. 120
                   San Mateo, CA  94404


Item 2(a)      Name of Person Filing:
---------

                   Prasad Mokkapati

Item 2(b)      Address of Principal Business Office:
---------

                   Visigenic Software, Inc.
                   951 Mariner's Island Blvd., Ste 120
                   San Mateo, CA  94404

Item 2(c)      Citizenship:
---------

                   The filing person is a citizen of the United States of America.

Item 2(d)      Title of Class of Securities:
---------

                   Common Stock

Item 2(e)      CUSIP Number:
---------

                   92829T 10 2

Item 3         Type of Person:
------

                   Not Applicable

Item 4         Ownership (at December 31, 1996):
------

               (a) Amount owned "beneficially" within the meaning of rule 13d-3: 769,235 shares.

               (b) Percent of class: 6.0%, based on 12,715,390 shares outstanding as of December 31, 1996, per the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 28, 1997.
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                                                               Page 4 of 5 Pages

               (c)  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:
                           769,235 shares

                    (ii)   shared power to vote or to direct the vote:
                           0 shares

                    (iii)  sole power to dispose or to direct the disposition
                           of:   769,235 shares

                    (iv)   shared power to dispose or to direct disposition
                           of:   0 shares

Item 5         Ownership of Five Percent or Less of a Class:
------

                   Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
------

                   Not Applicable

Item 7         Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent Holding
               Company:

                   Not Applicable

Item 8         Identification and Classification of Members of the Group:
------

                   Not Applicable

Item 9         Notice of Dissolution of Group:
------

                   Not Applicable

Item 10        Certification:
-------

                   Not Applicable
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                                                               Page 5 of 5 Pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February   11  , 1997
                ------



                                    /s/ Prasad Mokkapati
                                    --------------------
                                    Prasad Mokkapati